INSTRUCTIONS
           To vote and tender your Shares, be sure to include and dispatch in the prepaid Federal Express envelope enclosed with this package:
             (Bullet)  Completed and signed BLUE Proxy Card
             (Bullet) Completed and signed Letter of Transmittal (unless you have already tendered your Shares)
             (Bullet) Share certificates (unless you have already tendered your Shares)
             (Bullet) Completed and signed Notice of Guaranteed Delivery (if applicable)
             If you need another Letter of Transmittal, note that one is attached to Kuhlman's Proxy Statement.
             To arrange for a free Federal Express pickup of the package call 1-800-238-5355.
             Thank you for your cooperation.